Exhibit 3.02

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

ARTICLES OF CORRECTION

TYPE OR PRINT CLEARLY IN BLACK INK.

The following information is submitted pursuant to Section 33-1-240 of the 1976 South Carolina Code of Laws, as amended:

1. The name of the corporation is South Carolina Electric & Gas Company

2. That on March 14, 2006 the corporation filed (fill out whichever is applicable):

a. ☒  The following described document:

                                                                Articles of Amendment

b.  ☐  The attached document (attach copy of the document).

3. That this document was incorrect in the following manner:

In the first line of item 4(b), the reduction of the number of shares which the corporation has authority to issue was incorrectly stated as 1,000; the correct reduction was 3,200.

4. That the incorrect matters stated in Paragraph 3 should be revised as follows:

Item 4(b) should be revised to read as set forth on Exhibit A attached hereto.

Date March 17, 2006         South Carolina Electric & Gas Company
Name of Corporation

Signature
                                    /s/Lynn M. Williams

Lynn M. Williams, Secretary
Type or Print Name and Office

Exhibit A to Articles of Correction
South Carolina Electric & Gas Company

(b)	The reduction of the number of shares which the corporation has authority to issue is 3,200 itemized by class and series as follows:

Class	Series	No. of Shares
Cumulative Preferred Stock ($50 par value)	6.00%	3,200